                                                                     EXHIBIT 7.1





                    INTROSPECT HEALTHCARE CORPORATION AND SUBSIDIARIES

                    CONSOLIDATED FINANCIAL STATEMENTS
                    AS OF JUNE 30, 1996
                    TOGETHER WITH REPORT OF
                    INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Introspect HealthCare Corporation:


We have audited the accompanying consolidated balance sheet of INTROSPECT HEALTHCARE CORPORATION and subsidiaries (an Arizona corporation) as of June 30, 1996, and the related consolidated statements of operations, changes in stockholder's deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Introspect HealthCare Corporation and subsidiaries as of June 30, 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.




Tucson, Arizona,
  September 6, 1996 (except with respect
  to the matter discussed in Note 11, as to which the date is September 11, 1996).

               INTROSPECT HEALTHCARE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1996



                                    ASSETS
CURRENT ASSETS:
    Cash                                                        $   236,795
    Restricted cash (Note 3)                                      1,145,154
    Accounts receivable, less allowance of $211,000 for
      doubtful accounts (Note 5)                                  2,313,133
    Prepaid expenses, deposits  and other                           288,851
                                                                -----------
    Total current assets                                          3,983,933
                                                                -----------

PROPERTY AND EQUIPMENT (Notes 2, 4 and 7):
    Land and improvements                                           464,930
    Buildings and improvements                                    5,882,984
    Equipment and furniture                                       1,787,913
                                                                -----------
    Total property and equipment, at cost                         8,135,827
    Less: Accumulated depreciation                               (2,971,728)
                                                                -----------
    Net property and equipment                                    5,164,099
                                                                -----------
OTHER ASSETS:
    Deferred financing costs and other, net (Note 2)                173,476
                                                                -----------
    Total assets                                                $ 9,321,508
                                                                ===========


                     LIABILITIES AND STOCKHOLDER'S DEFICIT

CURRENT LIABILITIES:
    Line of credit (Notes 3 and 5)                              $ 1,136,346
    Accounts payable                                                595,794
    Accounts payable to related party (Note 6)                      610,695
    Accrued liabilities                                           1,027,922
    Patient refunds                                                 852,971
    Current portion of long-term debt (Note 4)                    2,857,856
    Current portion of obligations under capital lease (Note 7)      50,369
    Property taxes payable                                          523,615
                                                                -----------
    Total current liabilities                                     7,655,568

LONG-TERM DEBT, less current portion (Note 4)                     8,163,618

OBLIGATIONS UNDER CAPITAL LEASE, less current portion (Note 7)        4,673
                                                                -----------
    Total liabilities                                            15,823,859
                                                                -----------

COMMITMENTS AND CONTINGENCIES (Notes 7 and 9)

STOCKHOLDER'S DEFICIT:
    Common stock, $1 par value, 100,000,000 shares
      authorized, 52,500 shares issued and outstanding               52,500
    Additional paid-in capital                                      225,743
    Accumulated deficit                                          (6,780,594)
                                                                -----------
    Total stockholder's deficit                                  (6,502,351)
                                                                -----------
    Total liabilities and stockholder's deficit                 $ 9,321,508
                                                                ===========



 The accompanying notes are an integral part of this consolidated balance sheet.

               INTROSPECT HEALTHCARE CORPORATION AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF OPERATIONS

                        FOR THE YEAR ENDED JUNE 30, 1996





REVENUE:
    Net patient service revenue (Note 9)      $  15,928,987
    Other revenue                                   239,975
                                              -------------

       Total revenue                             16,168,962
                                              -------------

OPERATING EXPENSES:
    Salaries and wages                            6,469,544
    Employee benefits                               902,509
    Supplies and purchased services               4,487,458
    Professional fees                             1,256,342
    Insurance and taxes                             302,157
    Utilities                                       272,032
    Lease (Note 7)                                  373,971
    Marketing                                        67,922
    General and administrative                      496,509
    Provision for bad debts                          71,634
    Interest expense                              1,299,272
    Depreciation and amortization                   534,559
                                              -------------

       Total expenses                            16,533,909
                                              -------------

NET LOSS                                      $    (364,947)
                                              =============



  The accompanying notes are an integral part of this consolidated financial statement.

               INTROSPECT HEALTHCARE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT

                        FOR THE YEAR ENDED JUNE 30, 1996






                                        Common Stock           Additional
                                  ------------------------       Paid-in         Accumulated
                                   Shares         Amount         Capital           Deficit           Total
                                  ---------    -----------    ------------    ----------------  -------------
BALANCE, June 30, 1995              52,500    $     52,500     $   225,743    $  (5,840,552)   $  (5,562,309)

  Write-off of capitalized
    option costs (Note 10)           -               -               -             (312,761)        (312,761)

  Write-off of related party
    notes (Note 6)                   -               -               -             (262,334)        (262,334)

  Net loss                           -               -               -             (364,947)        (364,947)
                                   -------    ------------     -----------    -------------    -------------

BALANCE, June 30, 1996              52,500    $     52,500     $   225,743    $  (6,780,594)   $  (6,502,351)
                                   =======    ============     ===========    =============    =============



  The accompanying notes are an integral part of this consolidated financial statement.

               INTROSPECT HEALTHCARE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED JUNE 30, 1996





CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                                                     $     (364,947)
    Adjustments to reconcile net loss to net cash provided by
      operating activities-
         Depreciation and amortization                                                                                534,559
         Provision for bad debts                                                                                       71,634
         Loss on disposal of assets                                                                                     8,514
    Changes in operating assets and liabilities:
      Accounts receivable                                                                                            (112,561)
      Prepaid expenses, deposits and other                                                                            (34,711)
      Deferred financing costs and other, net                                                                         (43,687)
      Accounts payable                                                                                               (280,500)
      Accounts payable to related party                                                                               610,695
      Accrued liabilities                                                                                             (74,796)
      Patient refunds                                                                                                  15,829
      Property taxes payable                                                                                           60,130
                                                                                                               --------------

                 Net cash provided by operating activities                                                            390,159
                                                                                                               --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                                                 (132,096)
                                                                                                               --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in related party advances                                                                                   21,691
  Increase in restricted cash                                                                                        (906,728)
  Net payments on line of credit                                                                                     (560,406)
  Principal payments under capital lease obligations                                                                  (43,643)
  Net proceeds from long-term borrowings                                                                            1,420,241
                                                                                                               --------------

                 Net cash used in financing activities                                                                (68,845)
                                                                                                               --------------

INCREASE IN CASH                                                                                                      189,218

CASH, beginning of year                                                                                                47,577
                                                                                                               --------------

CASH, end of year                                                                                              $      236,795
                                                                                                               ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for:
    Interest                                                                                                   $    1,242,630
                                                                                                               ==============

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
    During 1996, the Company forgave amounts due from related parties totaling
      $262,334.

    During 1996, the Company wrote off $312,761 of costs capitalized in connection with developing the purchase option agreement further discussed in Note 10.





  The accompanying notes are an integral part of this consolidated financial statement.

               INTROSPECT HEALTHCARE CORPORATION AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1996

(1)  DESCRIPTION OF BUSINESS:

Introspect HealthCare Corporation (the Company), an Arizona corporation, is a wholly owned subsidiary of Diversification Association, Inc. (DAI), an Arizona corporation. The Company is the sole shareholder of Desert Hills Center for Youth and Families, Inc. and Ocotillo Pediatric Services, Inc. Desert Hills Center for Youth and Families, Inc. (Desert Hills), located in Tucson, Arizona, is a behavioral health and diversified youth services company for children and adolescents. Ocotillo Pediatric Services, Inc. provides medical services to Desert Hills patients.

As is further discussed in Note 10, effective July 1, 1995, the Company entered into an agreement with Youth Services International, Inc. (YSI) to manage the Company. YSI also acquired an option to purchase the common stock of the Company. YSI exercised this option in September 1996 (see Note 11).

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and accounts have been eliminated in consolidation.

         PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

                 Land improvements                                  30 years
                 Buildings and improvements                         30 years
                 Equipment and furniture                             5 years

Equipment held under capital leases is depreciated over the term of the lease or the economic life of the related asset, whichever is shorter.

Expenditures for major renewals and betterments are capitalized while repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets retired or disposed of are removed from the asset and accumulated depreciation accounts with any gain or loss recognized currently.

         FINANCING AND TRANSACTION COSTS

Deferred financing costs are amortized on a straight-line basis over the term of the related debt. At June 30, 1996, accumulated amortization totaled $414,147.

         INCOME TAXES

The Company computes its income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109).

Deferred income taxes arise from temporary differences resulting from certain expenses reported for financial reporting purposes in periods other than those in which they are reportable for income tax purposes.

The components of the provision for income taxes are as follows:

         Current income tax provision (benefit)                       $    -
         Deferred income tax provision (benefit)                          (144,519)
         Valuation allowance                                               144,519
                                                                      ------------

                 Total income tax provision (benefit)                 $    -
                                                                      ============

Deferred income tax assets and liabilities at June 30, 1996, are as follows:


         Deferred income tax assets                                   $    144,519
         Deferred income tax liabilities                                   -
         Valuation allowance                                              (144,519)
                                                                      ------------

                 Total                                                $    -
                                                                      ============

The Company, its subsidiaries and its parent file consolidated federal and state income tax returns. The Company does not possess an intercompany tax sharing agreement and does not recognize benefits for losses which may be utilized by the parent. At June 30, 1996, the Company had no federal or state net operating loss carryforwards.

         USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at June 30, 1996, and the reported amounts of revenues and expenses during the year then ended. Actual results could differ from those estimates.

(3)      RESTRICTED CASH:

The Company maintains a lockbox account at a financial institution. The cash deposited in this account is restricted for payments on the Company's line of credit (see Note 5). The Company also maintains a $1,000,000 certificate of deposit with a financial institution as collateral for outstanding debt.

(4)      LONG-TERM DEBT:

Long-term debt consists of the following as of December 31:

  Note payable to Meditrust Mortgage, Inc., interest at
  12.5%, payable in monthly installments of $74,354 including interest, maturing on July 1, 2000, collateralized by
  equipment and real property.                                                                  $  7,862,087

  Note payable to Meditrust Mortgage, Inc., interest at
  9%, matured in 1994, collateralized by equipment and
  real property.                                                                                     216,483

  Note payable to Century HealthCare Corporation, interest
  at 8%, payable in monthly principal and interest installments of $16,452 through maturity on June 30, 1995.  Interest at 18%
  on all past due principal and accrued interest amounts.                                            363,754

  Note payable to YSI, interest imputed at 21%, payable in
  quarterly installments of $30,000 through October 2000,
  unsecured.                                                                                         305,219

  Note payable to YSI, interest at the prime rate plus 2%,
  (10.75% as of June 30, 1996), payable in monthly interest
  only installments, due on demand, but in no event later
  than the earlier of June 30, 2000 or termination of the
  Purchase Option and Management Agreement further
  discussed in Note 10, secured by certificate of deposit.                                         1,000,000

  Note payable to DAI, varying interest based on various
  money market accounts and payable on demand,
  maturing the earlier of June 30, 2000, or upon YSI's
  exercise of its purchase option further discussed in Note 10.                                    1,000,000

  Note payable to DAI, interest at 10%, payable in quarterly interest only installments, maturing the earlier of June 30,
  2000, or upon YSI's exercise of its purchase option further
  discussed in Note 10.                                                                              100,000

  Notes payable to DAI,  interest at 10%, payable in monthly principal and interest installments of $3,965, maturing in
  June 2000, unsecured (Note 6).                                                                     156,323

  Note payable to Ford Motor Credit, interest at 7.9%, payable in monthly installments of $620 including interest, secured
  by automobile.                                                                                      17,608
                                                                                                 -----------
                                                                                                  11,021,474
                 Less: Current portion                                                            (2,857,856)
                                                                                                 -----------
                 Long-term debt, net of current portion                                          $ 8,163,618
                                                                                                 ===========

The Company is renegotiating its note payable to Century HealthCare Corporation, which matured in June 1995. The Company is also in default of its $216,483 note payable from Meditrust, which matured in 1994. Additionally, the $1,000,000 and $100,000 notes payable to DAI became due and payable upon YSI's exercise of its purchase option as disclosed in Note 11. Accordingly, all amounts due under these notes have been classified as current liabilities in the accompanying consolidated balance sheet.

Maturities of long-term debt as of June 30, 1996, are as follows:

                  Year Ending
                    June 30,
                 ---------------
                    1997                                                       $   2,857,856
                    1998                                                             259,375
                    1999                                                             291,735
                    2000                                                             327,847
                    2001                                                             195,112
                    Thereafter                                                     7,089,549
                                                                               -------------
                                                                               $  11,021,474
                                                                               =============

(5)  LINE OF CREDIT:

In May 1994, the Company and Congress Financial Corporation (Congress) entered into a lending agreement under which Congress agreed to advance funds to the Company on eligible patient accounts receivable up to 80% of the net value of the receivables. Eligible accounts receivable and the net value of the receivables were determined by Congress. Interest on the line of credit is at prime plus 2.5% and is payable as the accounts receivable are collected (see
Note 3), and the line is secured by the accounts receivable. In August 1996, this agreement, which expired May 5, 1996, was extended through December 31, 1996.

(6)      RELATED PARTY TRANSACTIONS:

During 1996, the Company forgave amounts due from DAI and its subsidiaries totaling $262,334. These transactions were treated as dividends and were recorded as direct charges against accumulated deficit in the accompanying consolidated statement of changes in stockholder's deficit.

As is further discussed in Note 4, the Company has three notes payable to DAI. Total amounts outstanding under these notes payable was $1,256,323 as of June 30, 1996. Interest expense incurred on notes payable to DAI totaled $27,421 in 1996.

YSI's fee for managing the Company is based upon a formula defined in the management agreement discussed in Note 10. No management fees were earned under this agreement in 1996.

As is further discussed in Note 4, the Company has a note payable to YSI for consulting services received in 1995. Total amounts outstanding under this note payable were $305,219 as of June 30, 1996. Interest expense incurred on this note payable in 1996 totaled $69,219.

The Company borrowed $1,000,000 from YSI during 1996 to fund operating deficits. Interest expense incurred on this note payable was $83,064 in 1996 and accrued interest payable was $41,064 as of June 30, 1996. Additionally, during 1996, YSI advanced funds used to pay operating costs of the Company, which are reflected as accounts payable to related party in the accompanying consolidated balance sheet.

(7)  COMMITMENTS AND CONTINGENCIES:

         LITIGATION

The Company is a defendant in various actions related to its healthcare service activities. It is the opinion of management that resolution of these actions will not have a materially adverse effect on the Company's financial position.

         OPERATING LEASES

The Company leases a building, medical and office equipment and vehicles under operating leases with terms expiring through April 2000. Most of the lease agreements provide for renewal options and require payment of property taxes, maintenance and insurance. Rent expense on these leases was $373,971 in 1996.

Future minimum payments under the leases are for the years ending June 30 as follows:

                 1997                                                          $  68,927
                 1998                                                              8,644
                 1999                                                              5,726
                 2000                                                              2,511
                                                                               ---------
                                                                               $  85,808
                                                                               =========

         CAPITAL LEASE OBLIGATIONS

The Company leases computer equipment under agreements expiring in 1998. Future payments under the leases are as follows:

                 1997                                                          $  57,024
                 1998                                                              4,752
                                                                               ---------
                                                                                  61,776
                 Less: Amount representing interest                               (6,734)
                                                                               --------
                                                                                  55,042
                 Less: Current portion                                           (50,369)
                                                                               ---------

                                                                               $   4,673
                                                                               =========

(8)  RETIREMENT AND BENEFIT PLANS:

The Company has a 401(k) salary deferral plan which allows eligible employees to defer up to 10% of their salaries. At the Board of Directors' discretion, employee contributions may be matched by the Company. The Company may also make additional voluntary contributions, subject to certain limitations, at the discretion of the Board of Directors. The Company's contribution expense was $50,665 in 1996.

(9)  NET PATIENT SERVICE REVENUE:

The Company provides services to the beneficiaries of CHAMPUS, the Arizona Health Care Cost Containment System (AHCCCS), Medicaid program, and certain other payors at contracted amounts unrelated to customary charges. Net patient service revenue is reported at the estimated realizable amounts, net of charity allowances and contractual discounts, under reimbursement agreements with third-party payors. Third-party payor adjustments are accrued in the period the related services are rendered and adjusted in future periods as final settlements are determined.

The following table reflects the estimated percentage of total patient service revenue by payor for the year ended June 30, 1996.

                                                             Net Patient
                                                           Service Revenue
                                                       ------------------------
                                                           Amount       Percent
                                                       --------------   -------
         CHAMPUS                                       $    5,455,932       34%
         State, including but not limited
           to, AHCCCS and Medicaid                          3,617,323       23
         Community Partnership of
           Southern Arizona                                 3,615,191       23
         Commercial and other third                         2,692,530       17
           party contracts
         Self pay and other                                   548,011        3
                                                       --------------     ----
                                                       $   15,928,987      100%
                                                       ==============     ====

The Company provides services free of charge or at reduced rates to individuals who meet certain criteria. Amounts determined to qualify as charity are not reported as revenue in the accompanying consolidated statement of operations.

(10) PURCHASE OPTION AND MANAGEMENT AGREEMENT:

Effective July 1, 1995, YSI acquired an option to purchase the outstanding stock of the Company for a period expiring June 30, 2000. The amount paid to DAI by YSI in 1996 to acquire the option was $350,000. This amount offset $312,761 of costs capitalized in connection with developing the purchase option agreement. These costs are recorded as direct charges against accumulated deficit in 1996 in the accompanying consolidated statement of changes in stockholder's deficit. The exercise price of the option is based on a formula which considers, among other things, the "Average Consolidated Revenues" (as defined) and the debt and other liabilities of the Company.

Concurrent with the purchase of the option, the Company and YSI entered into a management agreement whereby YSI will manage the Company's operating entities through June 30, 2000. During this period, YSI may, but is not required to, make loans to the Company to fund operating deficits. As further discussed in
Note 6, the Company borrowed $1,000,000 from YSI in 1996 under the provisions of the management agreement.

(11) SUBSEQUENT EVENT:

On September 11, 1996, YSI exercised its option to purchase the Company and concurrently retired approximately $9.6 million of outstanding debt.